UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2011

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8
604-687-5800
Telephone number, including
Area code

__________________________
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 6, 2011 Metalline Mining Company (the “Company”) entered into a Severance Agreement with Robert Devers, its Chief Financial Officer (the “Severance Agreement”).   The Severance Agreement is expected to be effective and binding against the parties on April 15, 2011.   The material terms of the Severance Agreement are further described under Item 1.02 below.

On April 6, 2011 the Company entered into an Amended and Restated Employment Agreement with Sean Fallis (the “Fallis Agreement”) pursuant to which Mr. Fallis will serve as the Company’s Chief Financial Officer.  The material terms of the Fallis Agreement are described in Item 5.02 below.

Item 1.02  Termination of a Material Definitive Agreement.

On April 6, 2011 the Company and Mr. Devers agreed to terminate the employment agreement (the “Agreement”) between Robert Devers and the Company.  The Agreement set forth the terms pursuant to which Mr. Devers was serving as the Company’s Chief Financial Officer.   The parties agreed that the termination of the Agreement will be effective as of April 15, 2011, and that Mr. Devers will cease serving as the Company’s Chief Financial Officer as of that date.  However, subject to certain conditions, Mr. Devers has agreed to remain a Company employee through August 31, 2011 and assist the Company with certain on-going projects

Pursuant to the Severance Agreement, Mr. Devers agreed to waive any and all legal claims (known or unknown) he may have against the Company in exchange for a lump sum severance payment in the amount of $165,000 (less taxes). The lump sum severance amount was determined based on the termination provisions in Mr. Devers’ employment agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 1.02 above, on April 6, 2011 the Company and Mr. Devers entered into an agreement whereby Mr. Devers will cease serving as the Company’s Chief Financial Officer on April 15, 2011.

Sean Fallis was appointed by the Board of Directors to serve as the Company’s Chief Financial Officer, and will begin to serve in that capacity effective April 15, 2011.  Mr. Fallis has served as the Company’s Vice President – Finance since February 7, 2011.  Except for his employment agreement described below, and compensation previously paid by the Company in accordance with that agreement, Mr. Fallis is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

Effective February 7, 2011, Mr. Fallis entered into an employment agreement with the Company.  On April 6, 2011 that employment agreement was amended and restated to reflect that Mr. Fallis will serve as the Chief Financial Officer effective April 15, 2011.  Mr. Fallis is paid an annual salary of CDN $150,000 and starting in his second year of employment with the Company will be eligible to receive an annual bonus based on certain performance criteria. Upon joining the Company in February 2011 Mr. Fallis was granted an option to acquire 350,000 shares of Company common stock, with that option being subject to a vesting schedule.

The Fallis Agreement provides that Mr. Fallis may be entitled to a severance payment if the agreement is terminated without cause.  The amount of the severance payment would range from an amount equal to four months of his salary up to an amount equal to six months of his salary, depending on the length of Mr. Fallis’ service at the time of termination.  Similarly, the Fallis Agreement provides that Mr. Fallis is due a severance payment if the agreement is terminated following a change of control event with the amount of the severance payment to range from an amount equal to six months of his salary to an amount equal to twelve months of his salary, depending on the length of Mr. Fallis’ service at the time of termination.   The Fallis Agreement imposes various restrictive covenants on Mr. Fallis as are commonly imposed on executive level personnel.

Mr. Fallis (age 31) has served as the Company’s Vice President – Finance since February 2011.  Mr. Fallis is a Chartered Accountant and from July 2008 until February 2011 served as the Corporate Controller of gold producer Rusoro Mining Ltd (TSX Venture:  RML).  Prior to working at Rusoro Mr. Fallis worked at PricewaterhouseCoopers as an Audit Senior Associate from January 2007 through June 2008 where Mr. Fallis worked with Canadian and United States publicly listed companies in the audit and assurance practice and focused on clients in the mining industry.  Further, Mr. Fallis worked at SmytheRatcliffe Chartered Accountants as a staff accountant from September 2004 through December 2006.  Mr. Fallis received a bachelor of science degree from Simon Fraser University in 2002.

Item 8.01 Other Events

On April 11 2011 the Company issued a news release regarding the management changes described in this Form 8-K. A copy of that news release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1           Severance Agreement between Metalline Mining Company and Robert Devers.

10.2           Amended and Restated Employment Agreement between Metalline Mining Company and Sean Fallis

99.1           News Release dated April 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: April 12 , 2011	/s/ Tim Barry
Name: Tim Barry
Title: Chief Executive Officer